Exhibit 99.1

Tallgrass’ Pony Express Pipeline Secures Committed Shipper for Platteville Extension in Northeast Colorado and Announces Binding Open Season
LEAWOOD, Kan.-(BUSINESS WIRE)-Tallgrass Energy Partners, LP (NYSE:TEP), through its subsidiary Tallgrass Pony Express Pipeline, LLC (Pony Express), today announced a binding open season soliciting additional shipper commitments for light crude petroleum transportation service on a potential extension of the Pony Express System. Pony Express has already secured a commitment on the proposed Platteville Extension, which would provide transportation service from a receipt point near Platteville in Weld County, Colo. The Platteville Extension would include a receipt point located at Saddle Butte Pipeline’s Milton Terminal near Platteville, Colo., among other potential receipt points.

Shippers will have access to delivery points at 1) Buckingham, Colo.; 2) El Dorado, Kan.; 3) Ponca City, Okla.; and 4) Pony’s six final terminal destinations in Cushing, Okla., under a Local Tariff that may accommodate additional delivery points in the future. The light crude petroleum, also known as condensate, will be batched in the pipeline. Participating shippers will agree to ship petroleum having an API gravity of not less than 47 degrees or more than 57 degrees and a sulfur content not to exceed 0.2 percent.

Based upon shipper commitments received in this binding open season, Pony Express will add new capacity to provide the transportation service from Colorado to Oklahoma. Pony Express expects the open season to end on July 17, 2017.

Interested parties may review the details of the open season after executing a confidentiality agreement obtained by contacting Tallgrass representatives Kyle Quackenbush, 303.763.3319; or Dean Dick, 307.232.4430.

About Tallgrass Energy
Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP), and privately held Tallgrass Development, LP. Operating across 10 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.
To learn more, please visit our website at www.tallgrassenergy.com.
Cautionary Note Concerning Forward-Looking Statements
Disclosures in this press release contain forward-looking statements. All statements, other than statements of historical facts included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the potential extension of the Pony Express System to receipt points near Platteville in Weld County, Colo. (including a receipt point located at Saddle Butte Pipeline’s Milton Terminal near Platteville, Colo.), and Pony Express' ability to add capacity to its crude oil pipeline system. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Pony Express, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected. Any forward-looking statement applies only as of the date on which such statement is made and Pony Express does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Contacts

Tallgrass Energy Partners, LP
Investor and Financial Inquiries
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com

or
Media and Trade Inquiries
Phyllis Hammond, 303-763-3568
phyllis.hammond@tallgrassenergylp.com